Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alliance Entertainment Holding Corporation.

Plantation, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-271219) of Alliance Entertainment Holding Corporation (“the Company”) of our report dated October 18, 2023, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA P.C.

Miami, Florida

October 18, 2023